Exhibit 99.1

NAVISTAR PLANS OCTOBER RELEASE OF UNAUDITED 2003-05 RESTATED FINANCIALS WITH 3rd QUARTER 2007 OPERATIONAL UPDATE

WARRENVILLE, Ill. – Sept. 21, 2007 – Navistar International Corporation (Other OTC: NAVZ) plans to issue unaudited restated 2003-05 financial results as well as its third quarter fiscal 2007 operational metrics at an investor, analyst and media meeting in New York City on October 25.

Navistar executives will discuss the impact of the restatement on the company’s past financial statements and its implications for future results. “We believe we are well-positioned to achieve Navistar’s goals for growth and profitability,” said Dan Ustian, Navistar chairman, president and chief executive officer. “This has been a lengthy process and it is gratifying to reach this milestone toward getting our accounting issues resolved and in moving closer to becoming a current filer.”

 “We are encouraged by the progress of our restatement work and remediation efforts, and we remain relentlessly committed to the accurate reporting of the company’s financial information,” said Bill Caton, executive vice president and chief financial officer. Caton also said that the company has made significant progress on the close of its 2006 accounting. “The review cycles of KPMG, our independent audit firm, follow closely behind our team’s work.”

“Navistar continues to conduct thorough assessments of its controls and accounting procedures to restore confidence in its reporting,” Caton said. A dedicated team has been assigned to identify and address the root cause of the accounting issues and to implement appropriate remediation.

About Navistar:

Navistar International Corporation (Other OTC: NAVZ) is the parent company of International Truck and Engine Corporation. The company produces International® brand commercial trucks, MaxxForce brand diesel engines, IC brand school and commercial buses and Workhorse brand chassis for motor homes and step vans. It is also a private label designer and manufacturer of diesel engines for the pickup truck, van and SUV markets. The company also provides truck and diesel engine parts and service. A wholly owned subsidiary offers financing services. Additional information is available at: www.navistar.com.